EXHIBIT 99.6

Press Release
                                                  FOR IMMEDIATE RELEASE
                                                  For More Information Contact:
                                                  Rick L. Catt, President
                                                  Telephone:  (618) 544-8621


                      FIRST ROBINSON SAVINGS AND LOAN, F.A.
                               STOCK SALE APPROVED

         Robinson, Illinois - Mr. Rick L. Catt, President of First Robinson Savings and Loan, F.A. ("First Robinson"), Robinson, Illinois, announced today that First Robinson has received approval from the Office of Thrift Supervision to convert from a federal mutual savings and loan association to a federal stock savings and loan association and to become a wholly-owned subsidiary of a newly-formed holding company, First Robinson Financial Corporation (the "Company"). Following completion of the stock conversion, First Robinson has also received regulatory approval to convert from a federal stock savings and loan association to a national bank to be known as "First Robinson Savings Bank, N.A."

         A Prospectus and Proxy Statement describing the Plan of Conversion will be mailed to certain members of First Robinson on or about ___________, 1997. Under the Plan of Conversion, the company is offering an estimated 650,000 shares of common stock at $10.00 per share. Certain of First Robinson's past and present depositors and borrowers will have the opportunity to purchase stock through a subscription offering that closes on ________, 1997. Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public, with preference given to natural persons and trusts of natural persons who are permanent residents of Crawford County, Illinois, in a community offering. The offerings are being managed by Trident Securities, Inc., of Raleigh, North Carolina.

         Mr. Catt stated "First Robinson remains committed to its local market as a hometown community financial institution with even stronger financial resources."

         First Robinson Savings and Loan, F.A. is located in Robinson, Illinois. The Association was founded in 1883. At December 31, 1996, First Robinson had total assets of $67.5 million and retained income of $4.7 million. Customers or interested members of the community with questions concerning the stock offering should call the institution at (618) 544-5800 or visit First Robinson.

Press Release                                  FOR IMMEDIATE RELEASE
                                               Contact: Rick L. Catt, President
                                               Telephone: (618) 544-8621



            FIRST ROBINSON FINANCIAL CORPORATION, HOLDING COMPANY FOR
                     FIRST ROBINSON SAVINGS AND LOAN, F.A.,
                        COMPLETES INITIAL STOCK OFFERING

         Robinson, Illinois - Mr. Rick L. Catt, President of First Robinson Savings and Loan, F.A. ("First Robinson"), based in Robinson, Illinois, announced today that First Robinson Financial Corporation, the holding company for First Robinson Savings and Loan, F.A., has completed its initial common stock offering. It is anticipated that the common stock of First Robinson Financial Corporation will begin trading on the Nasdaq SmallCap Market under the symbol "____" on or about ___________, 1997. In addition, following the stock conversion, the institution will convert to a national bank to be known as "First Robinson Savings Bank, N.A. (the "Bank")." First Robinson Financial Corporation, will issue __________ shares of its common stock.

         The net proceeds contributed to First Robinson upon conversion will substantially increase its capital. First Robinson ultimately intends to use such funds for general corporate purposes, among them the origination of loans and other investments. It is expected that in the interim all or part of the proceeds will be invested in short-term and intermediate-term securities.

         On __________, 1997, First Robinson's Plan of Conversion was approved by First Robinson's depositor and borrower members at a Special Meeting that was held at the main office of the institution.

         Mr. Catt indicated that the Officers and Board of Directors of First Robinson want to express their thanks for the response by customers and the community to the stock offering and that the Association looks forward to serving the needs of its customers as a stock institution.

         Trident Securities, Inc. of Raleigh, North Carolina managed the subscription and community offerings for First Robinson Financial Corporation.

                 OFFICER AND DIRECTOR STOCK PURCHASE COMMITMENTS



Name                            Amount          Shares        Percent@Midpoint
----                            ------          ------        ----------------

Scott F. Pulliam
  Chairman of the Board       $ 100,000         10,000             1.50%

Clell T. Keller
  Director                    $ 100,000         10,000             1.50%

James D. Goodwine
  Director                    $  50,000          5,000             0.75%

Donald K. Imboden
  Director                    $ 100,000         10,000             1.50%

William K. Thomas
  Director                    $  75,000          7,500             1.15%

Rick L. Catt, President,
  Director and C.E.O.         $ 100,000         10,000             1.50%


All directors and executive
  officers as a group
  (10 persons) and their
  associates                 $  735,000         73,500            11.30%
                             ==========         ======            ======


This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus.

The stock is not a deposit or account and is not federally insured or guaranteed.

                           (First Robinson Letterhead)


                                 ________, 1995


Dear Retirement Account Participant:

         As you know First Robinson Savings and Loan, F.A. is converting from a federal mutual savings and loan association to a federal stock savings and loan association. Following completion of the stock conversion, First Robinson intends to convert from a federal stock savings and loan association to a national bank to be known as "First Robinson Savings Bank, N.A." The Association is providing current and certain former depositors and borrowers an opportunity to purchase stock through a Subscription Offering. First Robinson Financial Corporation, the proposed holding company for First Robinson, is offering up to 859,625 shares of common stock at $10.00 per share.

         As the holder of a Retirement Account you have an opportunity to become a shareholder of First Robinson Financial Corporation If you desire to purchase stock using funds being held in your Retirement Account, we can assist you in self-directing those funds which are currently held in certificates of deposit. This process can be done without an early withdrawal penalty or without a negative tax consequence to your retirement account. The stock that you purchase would be held in a self-directed retirement plan.

         If you are interested in receiving more information on self-directing your IRA, please contact our Stock Information Center at (618) 544-5800. This transaction cannot be done through the mail and will require that you visit the First Robinson office. Furthermore, it takes several days to process the necessary IRA forms and regulations concerning retirement accounts require that your response be received by [one week prior to closing], 1997 to accommodate your interest.

                                   Sincerely,



                                   Rick L. Catt
                                   President

This does not constitute an offer to sell, or the solicitation of an offer to buy shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

                                                                         POSTER





                      First Robinson Savings and Loan, F.A.



                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE



                   Subscription Rights for the Stock Offering
                     by First Robinson Financial Corporation

                             Expire on _______, 1997

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus and Proxy Statement. These shares have not been approved or disapproved by the Securities and Exchange Commission Office of Thrift Supervision, or Federal Deposit Insurance Corporation, nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus and Proxy Statement. Any representation to the contrary is unlawful.


New Issue                                                      __________, 1997

                              Up to 859,625 Shares

                     These shares are being offered pursuant
                         to a Plan of Conversion whereby

                      First Robinson Savings and Loan, F.A.


                       of Robinson, Illinois will convert
               from a federal mutual savings and loan association
              to a federal stock savings and loan association and,
                  following completion of the offering, convert
                       to a national bank, to be known as
                      "First Robinson Savings Bank, N.A.,"
                    and become the wholly-owned subsidiary of

                      First Robinson Financial Corporation

                                  Common Stock

                                 ---------------

                             Price $10.00 Per Share
                                 ---------------

         Copies of the Prospectus may be obtained in any State in which this announcement is circulated from such of the undersigned or other brokers and dealers
              as may legally offer these securities in such state.

                            Trident Securities, Inc.

                For a copy of the Prospectus call (618) 544-5800.

* Sent to prospects who are customers *


                                _________ , 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Recently you may have read in the newspaper that First Robinson Savings and Loan, F.A. will convert from a federal mutual savings and loan association to a federal stock savings and loan association. Following completion of the stock conversion, First Robinson intends to convert from a federal stock savings and loan association to a national bank to be known as "First Robinson Savings Bank, N.A." This is the most significant event in the history of the Association in that it allows customers, community members, employees and directors the opportunity to share in First Robinson's future by becoming charter stockholders of First Robinson Financial Corporation, the Association's proposed holding company.

         As a customer of First Robinson, you should have received a packet of information regarding the conversion, including a Prospectus and a Proxy Statement. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

         Please feel free to call me or the First Robinson's Stock Information Center at (618) 544- 5800 if you have any questions. I look forward to seeing you at one of our informational presentations.

                                   Sincerely,



                                   Rick L. Catt
                                   President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Sent to prospects who are not customers *






                                 _________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Recently you may have read in the newspaper that First Robinson Savings and Loan, F.A. will be converting from a federal mutual savings and loan association to a federal stock savings and loan association. Following completion of the stock conversion, First Robinson intends to convert from a federal stock savings and loan association to a national bank to be known as "First Robinson Savings Bank, N.A." This is the most significant event in the history of the Association in that it allows customers, community members, employees and directors the opportunity to share in First Robinson's future by becoming charter stockholders of the Association's Holding Company, First Robinson Financial Corporation

         [Director/officer] has asked that you be sent a Prospectus and stock order form which will allow you to become a charter stockholder, should you desire. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail.
You will receive an invitation in the near future.

         Please feel free to call me or the First Robinson's Stock Information Center at (618) 544- 5800 if you have any questions. I look forward to seeing you at one of our informational presentations.

                                   Sincerely,



                                   Rick L. Catt
                                   President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Sent to individuals requesting information *


                                 _________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Enclosed you will find the offering materials relating to the mutual to stock conversion of First Robinson Savings and Loan, F.A. and the initial stock offering of the Association's Holding Company, First Robinson Financial Corporation.

         In connection with the conversion, First Robinson Financial Corporation is offering up to 859,625 shares of its common stock at a price of $10.00 per share. Please review the enclosed Prospectus so that you may make an informed investment decision based on your individual financial situation. If you wish to purchase stock, the enclosed order form should be completed and returned to First Robinson no later than ____ p.m. Central Time, on ________, 1997.

         If you have any questions concerning the conversion, please feel free to call the First Robinson's Stock Information Center at (618) _________.

                                   Sincerely,



                                   Rick L. Catt
                                   President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

                           The Directors and Officers

                                       of

                      First Robinson Savings and Loan, F.A.

                     cordially invite you to attend a brief

                  presentation regarding the stock offering of

                      First Robinson Financial Corporation,

                          our proposed holding company


                              Please join us at the

                                      Place

                                     Address

                                      Date

                                  at 6:00 p.m.

                               for hors d'oeuvres


R.S.V.P.
(___) (Collect)
list of directors and officers

* Sent to those attending a community meeting *






                                __________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Thank you for attending our informational presentation relating to First Robinson Savings and Loan, F.A.'s conversion to a stock institution. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

         Obviously, we are excited about this stock offering and the opportunity to share in the future of First Robinson. This conversion is the most important event in our history and it gives the Association the strength and corporate flexibility to compete in the future.

         We will contact you in the near future to get an indication of your interest in our offering. In the meantime, if your investment decision is made, feel free to return your order form at your convenience, but not later than _________, 1997. If you have any questions, please call the Stock Information Center at (618) 544-5800.

                                   Sincerely,



                                   Rick L. Catt
                                   President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Sent to those not attending a community meeting *





                                 _________, 1997



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         I am sorry you were unable to attend our recent presentation regarding First Robinson Savings and Loan, F.A.'s mutual to stock conversion. The Board of Directors and management team of First Robinson Savings and Loan, F.A. are committed to contributing to long term shareholder value and as a group we intend to personally invest approximately $735,000 of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of First Robinson.

         We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and _________, 1997, I encourage you to either stop by our Stock Information Center or call (618) 544-5800.

         I hope you will join me as a charter stockholder in First Robinson Savings and Loan, F.A.

                                   Sincerely,



                                   Rick L. Catt
                                   President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

* Final Reminder Letter *





                                 _________, 1997



&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         Just a quick note to remind you that the deadline for purchasing stock in First Robinson Financial Corporation is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Illinois' newest publicly owned financial institutions.

         The deadline for becoming a charter stockholder is _________, 1997. If you have any questions, I hope you will call our Stock Information Center at
(618) 544-5800.

         Once again, I look forward to having you join me as a charter stockholder in First Robinson Financial Corporation

                                   Sincerely,



                                   Rick L. Catt
                                   President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Robinson Financial Corporation common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. The shares of First Robinson Financial Corporation common stock offered in the conversion are not deposits or accounts and are not federally insured or guaranteed.

                                P R O X Y G R A M

                                     (LOGO)



YOUR VOTE ON OUR CONVERSION PLAN HAS NOT BEEN RECEIVED.


YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.


VOTING FOR THE CONVERSION PLAN WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO THE LEGAL LIMIT ($100,000 PER ACCOUNT AS DEFINED BY LAW) BY THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, AN AGENCY OF THE U.S. GOVERNMENT.


REMEMBER, VOTING FOR CONVERSION DOES NOT OBLIGATE YOU TO BUY
ANY STOCK.


PLEASE ACT PROMPTLY!  SIGN THE ENCLOSED PROXY CARD AND MAIL OR
DELIVER IT TO FIRST ROBINSON SAVINGS AND LOAN, F.A.


WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION.

THANK YOU!

                           THE BOARD OF DIRECTORS AND
                           MANAGEMENT OF FIRST ROBINSON
                           SAVINGS AND LOAN, F.A.